EXHIBIT 99.1
ChromaDex Corporation Reports Fourth Quarter and Fiscal Year 2022 Results
Record revenue in Q4 2022 with $21.0 million in total net sales, up 18% from the prior year quarter, a net loss of $1.4 million and an Adjusted EBITDA profit of $0.4 million. Full year total net sales of $72.0 million with $60.1 million from Tru Niagen.

LOS ANGELES, CA - March 8, 2023 - ChromaDex Corp. (NASDAQ:CDXC) today announced fourth quarter and fiscal year 2022 financial results.

Fourth Quarter 2022 and Recent Highlights
•Total net sales were $21.0 million, up 18% from $17.8 million for the prior year quarter.
•Tru Niagen® net sales were $16.1 million, up 14% from $14.1 million for the prior year quarter.
•Selling and marketing expense as a percentage of net sales was 29.5% versus 48.7% in the prior year quarter, an improvement of 1,920 basis points.
•Net loss was $1.4 million or $0.02 loss per share, an improvement of $0.06 per share from the prior year quarter.
•Adjusted EBITDA, a non-GAAP measure, was a profit of $0.4 million, a $3.8 million improvement from the prior year quarter.
•Signed long-term supply agreement with Nestlé Health Science, extending non-exclusive rights to sell Niagen® in multi-ingredient dietary supplements.
•Raised $7.7 million, net of offering costs, with Nestlé Health Science and existing strategic investors in October 2022.
•Granted two new U.S. patents, including one on NRH, which preclinical research suggests may be among the most potent and efficient of the NAD+ precursors, and shows promise as a new therapeutic approach to ameliorating age-related NAD+ decline.
•Appointed Dr. Vilhelm Bohr, a leading aging and neurodegenerative disease researcher, to the Scientific Advisory Board.
•In December 2022, a clinical study published in the peer-reviewed journal Aging Cell finds that NR oral supplementation significantly increased NAD+ levels in the brain and positively impacted neurodegenerative biomarkers.
•In January 2023, a clinical study published in the peer-reviewed journal Science Advances finds that NR oral supplementation increased muscle mitochondrial biogenesis.

Full Year 2022 Highlights
•Delivered on latest financial outlook to investors across all metrics, and exceeded G&A outlook.
•Total net sales of $72.0 million, up 7% from $67.4 million year over year.
•Tru Niagen® net sales of $60.1 million, up 6% from $56.7 million year over year.
•Selling and marketing expense as a percentage of net sales improved 270 basis points year over year.
•General and administrative expense decreased $8.1 million year over year.
•Net loss was $16.5 million or $0.24 loss per share, an improvement of $0.16 per share year over year.
•Adjusted EBITDA, a non-GAAP measure, was a loss of $10.0 million, an $8.9 million improvement year over year.
•Granted additional U.S. continuation patent to protect the novel manufacturing process of NR and its various salt forms, which now cover NR Chloride, NR Malate, and NR Tartrate salts through 2037. ChromaDex also holds two patents covering crystal forms of important intermediates in the production of NR Chloride, one of which was granted in 2022.
•Signed agreement with Sinopharm Xingsha, a subsidiary of one of China’s largest pharmaceutical companies, to conduct cross-border sales of Tru Niagen® in Mainland China. Sinopharm Xingsha debuted Tru Niagen® at the China International Natural Health & Nutrition Expo (NHNE), a major trade show.

“ChromaDex proudly reported its best quarter ever, achieving $21.0 million in revenue in the fourth quarter, up 18% year-over-year and 23% sequentially,” said Rob Fried, ChromaDex Chief Executive Officer. “We also achieved $0.4 million in Adjusted EBITDA, an important operational milestone as we reposition ChromaDex for growth with profitability in mind during these turbulent economic times. We end the year with $20.4 million in cash, no debt, some excellent new partners with Nestlé and Sinopharm and are poised for a great 2023.”

Results of operations for the three months ended December 31, 2022
For the three months ended December 31, 2022 (“Q4 2022”), ChromaDex reported net sales of $21.0 million, an increase of $3.2 million, or 18%, compared to the fourth quarter of 2021 (“Q4 2021”). The increase in Q4 2022 revenues compared to Q4 2021 was driven by a $2.0 million increase in Tru Niagen® sales and $1.3 million higher Niagen® ingredient sales. Growth in Tru Niagen® sales was driven by higher sales to A.S. Watson, a related party, and a new partnership. Growth in Niagen® ingredient sales was due to an upfront minimum purchase commitment from Nestlé Health Science as part of the newly amended supply agreement.
Gross margin percentage declined by 400 basis points to 57.2% in Q4 2022 compared to 61.2% in Q4 2021. The decline in gross margin percentage is largely attributable to business mix and overall input cost and wage inflation.
Operating expense decreased $2.7 million to $13.5 million in Q4 2022, compared to $16.2 million in Q4 2021. Lower operating expense was largely due to a $2.4 million decrease in selling and marketing (S&M) expense paired with a $0.5 million decrease in general and administrative (G&A) expense which was partially offset by $0.2 million in higher research and development (R&D) expense. During Q4 2022, the Company continued to scale back selling and marketing expense to focus on the most efficient channels and investments, resulting in selling and marketing expense as a percentage of net sales of 29.5% compared to 48.7% in Q4 2021, an improvement of 1,920 basis points. The decline in general and administrative expense was primarily driven by a $0.4 million decrease in legal expense.
Net loss for Q4 2022 was $1.4 million or $0.02 loss per share compared to a net loss of $5.3 million or $0.08 loss per share for Q4 2021. Adjusted EBITDA, a non-GAAP measure, was a profit of $0.4 million for Q4 2022, a $3.8 million improvement from Q4 2021. See “Reconciliation of Non-GAAP Financial Measures” for a reconciliation of non-GAAP measures to net loss, the most directly comparable GAAP measure.
For Q4 2022, net cash outflow from operating activities was $0.3 million, compared to $4.9 million in Q4 2021 largely due to improvements in net loss of $3.9 million paired with changes in working capital.

 Results of operations for the year ended December 31, 2022
For the full year ended December 31, 2022 (“FY 2022”), ChromaDex reported net sales of $72.0 million, up 7% compared to $67.4 million during the full year ended December 31, 2021 ("FY 2021"). The increase in FY 2022 revenues compared to FY 2021 was driven by growth in Tru Niagen® sales of $3.4 million, primarily from e-commerce, and $1.6 million higher Niagen® ingredient sales which were partially offset by a decrease in other ingredient sales of $0.3 million. Growth in Niagen® ingredient sales was due to an initial purchase commitment from Nestlé Health Science as part of the newly revised supply agreement.
Gross margin percentage declined by 210 basis points to 59.4% in FY 2022 compared to 61.5% in FY 2021. The decline in gross margin percentage is attributable to increases in supply chain headcount, including higher wages, and other inflationary pressures.
Operating expense decreased $7.1 million to $61.4 million in FY 2022, compared to $68.6 million in FY 2021. The decline in operating expense was largely due to $8.1 million in lower G&A expense which was partially offset by $1.0 million in higher R&D expense. The $8.1 million decline in G&A expense was primarily driven by lower legal expense of $9.9 million which was partially offset by higher severance and restructuring expense of $0.7 million paired with investments in technology, overall wage inflation and higher royalties expense. R&D expense increased due to increased headcount, share-based compensation expense and timing of projects.
Net loss for FY 2022 was $16.5 million or $0.24 loss per share compared to a net loss of $27.1 million or $0.40 loss per share for FY 2021. Adjusted EBITDA, a non-GAAP measure, was a loss of $10.0 million for FY 2022, an improvement of $8.9 million from FY 2021 primarily driven by improvements in net loss including lower legal expense and higher net sales. See “Reconciliation of Non-GAAP Financial Measures” for a reconciliation of non-GAAP measures to net loss, the most directly comparable GAAP measure.
For FY 2022, net cash outflow from operating activities was $15.1 million, compared to $24.2 million for FY 2021 due to improvements in net loss of $10.6 million partially offset by changes in working capital. ChromaDex ended FY 2022 with $20.4 million in cash and cash equivalents.

2023 Outlook
Looking forward, for the full year, the Company expects at least 10% revenue growth, with a realistic possibility of significantly greater growth this year. The conservative end of the Company’s outlook reflects prevailing macroeconomic uncertainty and only considers recurring, steady revenue growth from the e-commerce business and established partnerships. However, potential upside lies in new partnerships, channels, and products. The Company projects that gross margin will remain stable year over year as cost savings initiatives are expected to largely offset continued inflationary pressures. Moreover, further optimization, coupled with new and focused customer acquisition strategies are expected to result in reduced selling and marketing expense as a percentage of net sales. The Company plans to increase investments in research and development to drive future innovation and expects a reduction in general and administrative expense of $2 to $3 million year over year.

Investor Conference Call
A live webcast will be held Wednesday, March 8, 2023 at 4:30 p.m. Eastern time (1:30 p.m. Pacific time) to discuss ChromaDex’s fourth quarter and fiscal year 2022 financial results and provide a general business update.
To listen to the webcast, or to view the earnings press release and its accompanying financial exhibits, please visit the Investor Relations section of ChromaDex’s website at www.chromadex.com. The toll-free dial-in information for this call is 1-888-330-2446 with Conference ID: 4126168.
The webcast will be recorded, and will be available for replay via the website from 7:30 p.m. Eastern time on March 8, 2023 to 11:59 p.m. Eastern time on March 14, 2023. The replay of the call can also be accessed by dialing 800-770-2030, using the Replay ID: 4126168.
Important Note on Forward Looking Statements:

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. Statements that are not a description of historical facts constitute forward-looking statements and may often, but not always, be identified by the use of such words as “expects,” “anticipates,” “intends” “estimates,” “plans,” “potential,” “possible,” “probable,” “believes” “seeks,” “may,” “will,” “should,” “could,” “predicts,” “projects,” “continue,” “would” or the negative of such terms or other similar expressions. Forward-looking statements include statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things: the quotation from ChromaDex’s Chief Executive Officer, and statements related to the Company’s 2023 financial outlook including but not limited to revenue growth, gross margin, expenses, and investment plans.

Risks that contribute to the uncertain nature of the forward-looking statements include, but are not limited to, our relationships with major customers; our ability to maintain our sales, marketing, and distribution capabilities; a decline in general economic conditions nationally and internationally; inflationary conditions; the impact of the COVID-19 pandemic on our business and operations, as well as the business or operations of our suppliers, customers, manufacturers, research partners and other third parties with whom we conduct business; the market and size of the vitamin mineral and dietary supplement market; decreased demand for our products and services; market acceptance of our products; the ability to protect our intellectual property rights; impact of any litigation or infringement actions brought against us; competition from other providers and products; risks in product development; our reliance on of a limited number of third-party party suppliers for certain raw materials; inability to raise capital to fund continuing operations; changes in government regulation; the ability to complete customer transactions and capital raising transactions and the risks and uncertainties associated with our business and financial condition in general, described in our filings with the Securities and Exchange Commission (SEC), including, without limitation, our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q as filed with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and actual results may differ materially from those suggested by these forward-looking statements. All forward-looking statements are qualified in their entirety by this cautionary statement and ChromaDex undertakes no obligation to revise or update this release to reflect events or circumstances after the date hereof.

About ChromaDex:
ChromaDex Corporation is a global bioscience company dedicated to healthy aging. The ChromaDex team, which includes world-renowned scientists, is pioneering research on nicotinamide adenine dinucleotide (NAD+), an essential coenzyme that is a key regulator of cellular metabolism and is found in every cell of the human body. NAD+ levels in humans have been shown to decline with age, among other factors, and may be increased through supplementation with NAD+ precursors. ChromaDex is the innovator behind the NAD+ precursor nicotinamide riboside (NR), commercialized as the flagship ingredient Niagen®. Nicotinamide riboside and other NAD+ precursors are protected by ChromaDex’s patent portfolio.

The Company delivers Niagen® as the sole active ingredient in its consumer product Tru Niagen® available at www.truniagen.com and through partnerships with global retailers and distributors. The Company also develops and commercializes proprietary-based ingredient technologies and supplies these ingredients as raw materials to the manufacturers of consumer products. The Company further offers natural product fine chemicals, known as phytochemicals, and related research and development services. Follow us on Twitter @ChromaDex and Instagram @TruNiagen and subscribe to our latest news via our website accessible at www.chromadex.com to which ChromaDex regularly posts copies of its press releases as well as additional updates and financial information about the Company.

Contacts:

Investor Relations	Media Relations
Thomas Shumaker	Kendall Knysch
LifeSci Advisors, Managing Director	Director of Media Relations
1-917-929-7600	310-388-6706 ext. 689
tshumaker@lifesciadvisors.com	kendall.knysch@chromadex.com

ChromaDex Corporation and Subsidiaries
Consolidated Statements of Operations

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
(In thousands, except per share data)
Sales, net	$20,996	$17,759	$72,050	$67,449
Cost of sales	8,980	6,891	29,253	25,959
Gross profit	12,016	10,868	42,797	41,490
Operating expenses:
Sales and marketing	6,187	8,641	28,313	28,352
Research and development	1,279	1,045	4,826	3,832
General and administrative	5,994	6,498	28,286	36,379
Total operating expenses	13,460	16,184	61,425	68,563
Operating loss	(1,444)	(5,316)	(18,628)	(27,073)

Other income, net - Employee Retention Tax Credit	—	—	2,085	—
Interest income (expense), net	26	(9)	3	(55)
Net loss	$(1,418)	$(5,325)	$(16,540)	$(27,128)

Basic and diluted loss per share attributable to common stockholders:	$(0.02)	$(0.08)	$(0.24)	$(0.40)

Basic and diluted weighted average common shares outstanding	73,878	68,297	69,729	67,185

ChromaDex Corporation and Subsidiaries
Consolidated Balance Sheets

	December 31,
(In thousands except par values, unless otherwise indicated)	2022	2021
Assets
Current assets:
Cash and cash equivalents, including restricted cash of $0.2 million for both periods presented	$20,441	$28,219
Trade receivables, net of allowances of $122 and $65, respectively; Including receivables from Related Party of $3.1 million and $2.1 million, respectively.	8,482	5,226
Inventories	14,677	13,601
Prepaid expenses and other assets	2,967	1,859
Total current assets	46,567	48,905

Leasehold improvements and equipment, net	2,799	3,003
Intangible assets, net	671	857
Right-of-use assets	3,523	4,352
Other long-term assets	497	723
Total assets	$54,057	$57,840
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$9,679	$10,423
Accrued expenses	7,337	6,481
Current maturities of operating lease obligations	680	528
Current maturities of finance lease obligations	16	20
Customer deposits	157	161
Total current liabilities	17,869	17,613
Deferred revenue	3,955	4,346
Operating lease obligations, less current maturities	3,539	4,154
Finance lease obligations, less current maturities	22	—
Total liabilities	25,385	26,113

Commitments and Contingencies

Equity
ChromaDex Corporation and subsidiaries stockholders' equity:
Common stock, $0.001 par value; authorized 150,000 shares; 74,567 shares and 68,126 shares issued and outstanding at December 31, 2022 and December 31, 2021, respectively.	74	68
Additional paid-in capital	214,094	200,614
Accumulated deficit	(185,493)	(168,953)
Cumulative translation adjustments	(3)	(2)
Total stockholders’ equity	28,672	31,727
Total liabilities and stockholders’ equity	$54,057	$57,840

ChromaDex Corporation and Subsidiaries
Unaudited Reconciliation of Non-GAAP Financial Measures

Reconciliation of Net Loss to Adjusted EBITDA

	Three Months Ended				Full Year 2022
(In thousands)	Q1 2022	Q2 2022	Q3 2022	Q4 2022
Net loss, as reported	$(7,740)	$(6,397)	$(985)	$(1,418)	$(16,540)
Adjustments:
Interest expense (income), net	8	10	5	(26)	(3)
Depreciation	201	212	235	221	869
Amortization of intangibles	49	50	44	43	186
Amortization of right of use assets	299	169	170	191	829
Share-based compensation	1,888	1,296	1,229	1,326	5,739
Severance and restructuring	821	17	181	13	1,032
Other income - Employee Retention Tax Credit	—	—	(2,085)	—	(2,085)
Adjusted EBITDA	$(4,474)	$(4,643)	$(1,206)	$350	$(9,973)

Reconciliation of Net Loss to Adjusted EBITDA

	Three Months Ended				Full Year 2021
(In thousands)	Q1 2021	Q2 2021	Q3 2021	Q4 2021
Net loss, as reported	$(7,381)	$(5,566)	$(8,856)	$(5,325)	$(27,128)
Adjustments:
Interest expense, net	19	12	15	9	55
Depreciation	221	226	232	211	890
Amortization of intangibles	60	61	53	51	225
Amortization of right of use assets	126	128	131	126	511
Share-based compensation	1,284	1,616	1,822	1,473	6,195
Severance and restructuring	(10)	13	342	6	351
Adjusted EBITDA	$(5,681)	$(3,510)	$(6,261)	$(3,449)	$(18,901)

Non-GAAP Financial Information:

To supplement ChromaDex’s unaudited financial data presented in accordance with generally accepted accounting principles (GAAP), the Company has presented Adjusted EBITDA, a non-GAAP financial measure. ChromaDex believes the presentation of such non-GAAP financial measure provides important supplemental information to management and investors and enhances the overall understanding of the Company’s historical and current financial operating performance. The Company believes disclosure of the non-GAAP financial measure has substance because the excluded expenses are infrequent in nature, are variable in nature or do not represent current cash expenditures. Further, such non-GAAP financial measure is among the indicators the Company uses as a basis for evaluating the Company’s financial performance as well as for planning and forecasting purposes. Accordingly, disclosure of this non-GAAP financial measure provides investors with the same information that management uses to understand the Company’s economic performance year-over-year.

Adjusted EBITDA is defined as net income before (a) interest, (b) depreciation, (c) amortization, (d) non-cash share-based compensation costs, (e) severance and restructuring expense and (f) Other income from the Employee Retention Tax Credit. While ChromaDex believes that this non-GAAP financial measure provides useful supplemental information to investors, there are limitations associated with the use of such measure. This measures is not prepared in accordance with GAAP and may not be directly comparable to similarly titled measures of other companies due to potential differences in the method of calculation. Management compensates for these limitations by relying primarily on the Company’s GAAP results and by using Adjusted EBITDA only supplementally and by reviewing the reconciliation of the non-GAAP financial measure to its most comparable GAAP financial measure.

Non-GAAP financial measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States. The Company’s non-GAAP financial measure is not meant to be considered in isolation or as a substitute for comparable GAAP financial measures and should be read only in conjunction with the company’s consolidated financial statements prepared in accordance with GAAP.